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                                   EXHIBIT 11
                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share
                      (In thousands, except per share data)

In order to calculate net earnings per share of common stock, the Company must first subtract the dividend requirements of the Series A Preferred Shares to arrive at net earnings available to the common stockholders. Net earnings per share are calculated by dividing net earnings available to common stockholders by the average number of common shares outstanding during the period.

                                       For the  For the    For the      For the
                                       quarter  quarter   six months  six months
                                        ended    ended       ended      ended
                                      June 30,  June 30,   June 30,    June 30,
                                        2001      2000       2001        2000
                                      --------  --------  ----------  ----------
Net Earnings                           $1,791    $1,757     $3,683      $3,417
Less: preferred stock dividends         1,222     1,222      2,444       2,444
                                       ------    ------     ------      ------
Net income available to common stock   $  569    $  535     $1,239      $  973
                                       ======    ======     ======      ======
Average common shares outstanding       1,000     1,000      1,000       1,000
Net earnings per share - basic         $ 0.57    $ 0.53     $ 1.24      $ 0.97